EXHIBIT 99

Oxford Health Plans Reports First Quarter 2003 Results

•	Earnings per share of $0.86 for the quarter, including a $0.32 per share charge for securities class action litigation settlement

•	Cash flow from operations of $114.1 million, or 1.6 times net earnings

Trumbull, CT, May 5, 2003—Oxford Health Plans, Inc. (NYSE: OHP) announced today net income of $72.9 million, or $0.86 per share, for the quarter ended March 31, 2003 compared, to $71.4 million, or $0.78 per share, for the prior year quarter. The 2003 results include a pretax charge of $45 million, or $0.32 per share after tax, for the final settlement of the 1997 securities class action litigation. First quarter run rate earnings were $1.13 per share in 2003 compared to $0.75 per share in 2002. See Exhibit 1 of this release for a reconciliation of earnings reported under generally accepted accounting principles to run rate earnings for the first quarter of 2003 compared to 2002.

Oxford’s CEO and President, Charles G. Berg, commented on the results, “We are pleased with our favorable first quarter financial results. We are focused on our long-term strategy, which is dedicated to delivering innovative products, healthcare programs and services to our customers and members.”

Business Highlights

Membership:    Fully insured commercial membership, excluding reductions in MedSpan membership, increased approximately 14,300 members during the first quarter over year-end 2002 membership. MedSpan membership declined by approximately 13,000 members during the quarter as the Company completed the annual renewal cycle for this business acquired in early 2002. Total fully insured commercial membership ended the quarter at 1.481 million members compared to 1.479 million members at the end of 2002 and 1.442 million members in the first quarter of 2002. Medicare membership increased during the first quarter by over 600 members, ending the period at 70,700 members. See Exhibit 5 for historical membership statistics.

Premium Revenue:    Premium revenue increased 14.5% in the first quarter, to $1.31 billion, compared to the first quarter of 2002. Commercial premiums increased 15.4% to $1.15 billion compared to $1.00 billion in the first quarter of 2002. This premium growth was due to a 4.4% increase in commercial member months and a net premium yield increase of approximately 10.5%. Medicare premiums, which represented 11.9% of total premiums, increased 8.6% to $155.4 million compared to $143.0 million in the first quarter of 2002. See Exhibit 4 for premium PMPM statistics and analysis.

Investment and Other Income, net:    Investment and other income, net, was $31.6 million compared to $21.2 million in the first quarter of 2002. Realized gains were $13.7 million compared to $2.4 million in the first quarter of 2002. The realized gains in the first quarter of 2003 were primarily the result of the Company taking advantage of market value increases in its investments in U.S. Treasuries. The net pre-tax yield on the Company’s portfolio of investments was approximately 3.6% during the first quarter of 2003 compared to approximately 4.7% during the first quarter of 2002.

Health Care Services Expense:    Health care services expense was $1.034 billion compared to $914.4 million in the first quarter of 2002. The Company’s medical loss ratio improved in the first quarter of 2003 by 100 basis points to 78.9% compared to 79.9% in the first quarter of 2002 and was 130 basis points below the fourth quarter of 2002. During the first quarter of 2003, net per member per month commercial medical costs increased approximately 8.4% compared to the first quarter of 2002. See Exhibit 4 for medical PMPM statistics and analysis.

Net favorable development of prior period medical reserves was $7.1 million compared to approximately $5.1 million in the first quarter of 2002. See Exhibit 2 for a discussion of changes in medical costs payable, including the impact of estimate changes on net income and EPS during the quarter.

Marketing, General and Administrative (MG&A) Expenses:    MG&A expenses, excluding charges for the class action securities litigation settlement, were $142.3 million, resulting in an administrative loss ratio of 10.8% for the first quarter of 2003 compared to $130.2 million and an 11.3% administrative loss ratio in the first quarter of 2002. Broker commissions and premium taxes accounted for $45.7 million, or 32.1%, of total MG&A expenses in the first quarter of 2003 compared to $36.7 million, or 28.2%, of administrative expenses in 2002. The increase in these items as a percentage of overall MG&A expenses is primarily the result of changes in product mix between the two periods. Excluding the increase in these expense items, the Company’s ongoing MG&A expenses increased 3.3% over the first quarter of 2002.

Litigation Charge for Settlement, net:    The first quarter of 2003 includes a $45 million pre-tax charge, or $0.32 per share, for the final settlement of the 1997 securities class action litigation. Under the terms of the Company’s previously announced $225 million settlement, the Company is required to fund a total of $208 million. Certain carriers under the first layer of the Company’s $200 million excess insurance will fund the remaining amount of the settlement. On April 7, 2003, the Company deposited $100 million into an escrow account as partial funding of its obligation and the balance of $108 million will be funded on May 6, 2003.

The Company believes that it is entitled to more than $41 million of additional recoveries from the insurance carriers above the first layer under its excess insurance policy who have refused to pay the required amounts under the policy. On April 25, 2003, the Company filed suit in Delaware state court against those carriers. The Company has not recorded any anticipated recoveries of these funds as of March 31, 2003.

Medical Costs Payable:    Medical costs payable were $674.9 million as of March 31, 2003, compared to $618.6 million at December 31, 2002. The $56.3 million increase was primarily due to increased IBNR and claims reserves of $54 million. Days in medical costs payable increased by approximately two days to 60 days compared with the level at December 31, 2002. See Exhibit 3 for additional financial statistics related to medical costs payable and medical claims reserves.

Cash Flow:    Cash flow from operations was $114.1 million compared to $7.4 million for the first quarter of 2002. The improvement for the quarter was primarily due to higher net income, including the non-cash charge for the securities litigation settlement, improved working capital management of premiums receivable and increases in medical costs payable and income taxes payable compared to the first quarter of 2002. First quarter 2003 cash flow from operations was approximately 1.6 times net income.

Parent Cash Balances:    As of March 31, 2003, the parent company had approximately $150 million of free cash and investments. On April 1, 2003, the parent company received a $50 million dividend payment from its New York HMO subsidiary. Free parent company cash and investments were increased by an additional $65 million in late April as a result of completing new financings.

New Financings:    The Company entered into new financings on April 25, 2003, consisting of a six-year $400 million Term Loan and a five-year $50 million Revolving Credit Facility. The proceeds of the financing were used to retire the Company’s former term loan ($119.2 million) and fund the Company’s obligation for the 1997 securities class action litigation settlement ($208 million), with the balance available for general corporate purposes.

The $400 million Term Loan initially bears interest at LIBOR + 275 basis points, 50 basis points below the former term loan, and has mandatory principal payments of 1% of the outstanding principal per year, payable quarterly, for the first five years and the balance due quarterly in the sixth year. The Company has entered into interest rate swap arrangements to convert a substantial portion of the Term Loan into fixed rates. The initial interest rate on the Term Loan is approximately 4.4%; inclusive of the interest rate swap arrangements.

Prepayments of Term Loan principal, if any, will be applied on a pro-rata basis against the scheduled amortization. The Company estimates that interest and financing costs for this financing will be in the range of $13 million to $14 million for 2003, based on current interest rates, interest rate swap arrangements and scheduled amortization. The Term Loan contains a covenant that requires the Company to maintain parent company cash and investment balances at a minimum of $75 million plus the next four quarters’ scheduled principal payments under the loan in order to make restricted payments, as defined. Parent company cash and investments above the minimum requirements are available for restricted payments, which include share repurchases.

In April 2003, the Company wrote-off approximately $3.4 million of deferred financing costs as a result of the prepayment of its former term loan.

Share Repurchase Program:    During the quarter, the Company repurchased 876,600 shares for $24.2 million at an average price of $27.62 per share. The Company has repurchased 20.67 million shares for $641.6 million since the inception of its share repurchase program in the third quarter of 2001. The Company has remaining repurchase authority of approximately $108.4 million under its share repurchase program.

Conference Call and Webcast

As previously announced, the Company will hold a conference call today at 9:00 am (Eastern Time) to review the results of the first quarter and to discuss management’s outlook for the remainder of 2003. The public is invited to listen to this conference call by dialing 1-888-677-8170 (using the password “Oxford”) at least 10 minutes prior to the start of the call. Individuals who dial in will be asked to identify themselves and their affiliations. Investors, analysts and the public are also invited to listen to the conference call over the Internet by visiting our website at www.oxfordhealth.com. To listen to this call live on the Internet, visit the investor page of Oxford’s Web site at least 20 minutes early (to download and install any necessary audio software).

About Oxford

Founded in 1984, Oxford Health Plans, Inc. provides health plans to employers and individuals primarily in New York, New Jersey and Connecticut, through its direct sales force, independent insurance agents and brokers. Oxford’s services include traditional health maintenance organizations, point-of-service plans, Medicare plans and third party administration of employer-funded benefits plans. More information about Oxford Health Plans, Inc. is available at www.oxfordhealth.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release, including statements concerning the Company’s long-term strategy, funding of the balance of the settlement of the 1997 securities class action litigation settlement, and other statements contained herein regarding matters that are not historical facts, are forward-looking statements as defined in the Securities Exchange Act of 1934; and because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

•	Changes in federal or state regulation relating to health care and health benefit plans, including proposed patient protection legislation and mandated benefits.

•	The state of the economy.

•	Rising medical costs or higher utilization of medical services, including higher out-of-network utilization under point-of-service plans and new drugs and technologies.

•	Competitive pressure on the pricing of the Company’s products, including acceptance of premium rate increases by the Company’s commercial groups.

•	Higher than expected administrative costs in operating the Company’s business and the cost and impact on service of changing technologies.

•	The ability of the Company to maintain risk transfer, risk sharing, incentive and other provider arrangements and the resolution of existing and future disputes over the reconciliations and performance under such arrangements.

•	Any changes in the Company’s estimates of its medical costs and expected cost trends.

•	The impact of future developments in various litigation including the periodic examination, investigation and review of the Company by various federal and state authorities.

•	The Company’s ability to renew existing members and attract new members.

•	The Company’s ability to develop processes and systems to support its operations and any future growth and administer new health care benefit designs.

•	Any future acts or threats of terrorism or war.

•	Those factors included in the discussion under the caption “Cautionary Statement Regarding Forward-Looking Statements” in Part I, Item 1, of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and Part I, Item 2, of the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2003.

Investor Contact:	Media Contact
Gary Frazier	Maria Gordon-Shydlo
(203) 459-7331	(203) 459-7674

OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES

Consolidated Income Statements

For the Three Months Ended March 31, 2003 and 2002

(In thousands, except per share, per member per month and membership highlights data)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Revenues:
Premiums earned	$1,310,460	$1,144,144
Third-party administration, net	3,117	3,824
Investment and other income, net	31,555	21,164

Total revenues	1,345,132	1,169,132

Expenses:
Health care services	1,034,109	914,440
Marketing, general and administrative	142,250	130,188
Litigation charge for settlement, net	45,000	—
Interest and other financing charges	2,228	3,208

Total expenses	1,223,587	1,047,836

Earnings before income taxes	121,545	121,296
Income tax expense	48,620	49,852

Net earnings	$72,925	$71,444

Earnings per common share—basic	$0.87	$0.82

Earnings per common share—diluted	$0.86	$0.78

Weighted-average common shares—basic	83,762	87,431
Dilutive effect of stock options	1,470	4,646

Weighted-average common shares—diluted	85,232	92,077

Selected Information

Medical loss ratio	78.9%	79.9%
Administrative loss ratio, excluding litigation settlement charge	10.8%	11.3%
Earnings before income taxes, financing charges, depreciation and amortization (“EBITDA”)	$129,570	$129,403
PMPM premium revenue	$283.99	$259.02
PMPM medical expense	$224.10	$207.02
Fully insured member months	4,614.5	4,417.2

	As of March 31,
Membership Highlights	2003	2002

POS, PPO and Other Plans	1,276,800	1,204,900
HMO	204,000	236,700

Total Fully Insured Commercial	1,480,800	1,441,600
Medicare	70,700	67,500
Third-party Administration	41,100	65,400

Total Membership	1,592,600	1,574,500

OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

As of March 31, 2003 and December 31, 2002

(In thousands, except share data)

Assets	(Unaudited) March 31, 2003	December 31, 2002

Current assets:
Cash and cash equivalents	$401,874	$321,627
Investments—available-for-sale, at market value	1,130,643	1,102,664
Premiums receivable, net	37,539	29,803
Other receivables	60,111	43,919
Prepaid expenses and other current assets	15,734	10,214
Deferred income taxes	128,267	111,652

Total current assets	1,774,168	1,619,879

Property and equipment, net	34,152	34,445
Deferred income taxes	7,999	9,173
Restricted cash and investments	56,453	56,421
Goodwill and other intangible assets, net	25,608	24,691
Other noncurrent assets	8,628	8,907

Total assets	$1,907,008	$1,753,516

Liabilities and Shareholders’ Equity

Current liabilities:
Medical costs payable	$674,942	$618,618
Current portion of long term debt	31,719	30,625
Trade accounts payable and accrued expenses	133,188	135,124
Reserve for litigation settlement	225,000	161,300
Unearned revenue	151,670	201,045
Income taxes payable	45,155	2,418
Current portion of long-term debt and capital lease obligations	5,537	5,470

Total current liabilities	1,267,211	1,154,600

Obligation under capital lease	4,338	5,749
Long-term debt	87,500	96,250

Shareholders’ equity:
Preferred stock, $.01 par value, authorized 2,000,000 shares	—	—
Common stock, $.01 par value, authorized 400,000,000 shares; issued and outstanding 105,075,889 shares in 2002 and 100,353,007 shares in 2001	1,055	1,051
Additional paid-in capital	717,908	709,258
Retained earnings	510,055	437,130
Accumulated other comprehensive income	18,738	25,038
Treasury stock, at cost	(699,797	(675,560)

Total shareholders’ equity	547,959	496,917

Total liabilities and shareholders’ equity	$1,907,008	$1,753,516

OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2003 and 2002

(Unaudited) (In thousands)

	Three Months Ended March 31,
	2003	2002
Cash flows from operating activities:
Net income	$72,925	$71,443
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	6,070	5,178
Noncash income	(4,146)	(3,800)
Litigation and other noncash charges	45,000	—
Deferred income taxes	(11,240)	5,901
Realized gain on sale of investments	(13,723)	(2,376)
Changes in assets and liabilities (net of balances acquired):
Premiums receivable	(7,736)	(16,163)
Other receivables	808	1,191
Prepaid expenses and other current assets	(5,520)	1,342
Medical costs payable	56,353	11,498
Trade accounts payable and accrued expenses	(23,131)	(12,991)
Unearned revenue	(45,229)	(41,619)
Income taxes payable	43,290	(9,599)
Other, net	427	(2,653)

Net cash provided by operating activities	114,148	7,352

Cash flows from investing activities:
Capital expenditures	(3,588)	(3,459)
Purchases of investments	(462,412)	(392,574)
Sales and maturities of investments	457,677	330,388
Acquisitions, net of cash acquired	—	(1,898)

Net cash used by investing activities	(8,323)	(67,543)

Cash flows from financing activities:
Proceeds from exercise of stock options	7,659	16,204
Redemption of notes payable	(7,656)	(6,563)
Payments under capital leases	(1,344)	—
Payment of withholding tax on option exercises	—	(24,056)
Purchase of treasury shares	(24,237)	(72,100)

Net cash used by financing activities	(25,578)	(86,515)

Net increase (decrease) in cash and cash equivalents	80,247	(146,706)
Cash and cash equivalents at beginning of period	321,627	345,530

Cash and cash equivalents at end of period	$401,874	$198,824

Exhibit 1

OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES

Supplemental Schedule Reconciling GAAP Earnings to Run Rate Earnings

For the Three Months Ended March 31, 2003 and 2002

($ In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Diluted earnings per common share—GAAP	$0.86	$0.78

Effect of run rate adjustments:
Litigation charge for settlement, net	0.32	—
Changes in estimates of prior period medical cost reserves	(0.05)	(0.03)

Diluted earnings per common share—Run Rate	$1.13	$0.75

Diluted common shares	85,232	92,077

	Three Months Ended March 31,
	2003	2002
Net earnings—GAAP	$72,925	$71,444

Effect of run rate adjustments:
Litigation charge for settlement, net	27,000	—
Changes in estimates of prior period medical cost reserves	(4,235)	(3,002)

Net earnings—Run Rate	$95,690	$68,442

Note:  Exhibit 1 above reconciles the differences between run rate earnings and our net earnings calculated and presented in accordance with generally accepted accounting principles (“GAAP”). Management believes that presentation of run rate earnings provides useful information to investors regarding the Company’s results of operations because such presentation facilitates the period-to-period comparison of operating performance by eliminating charges for settlement of the 1997 securities class action litigation, which charges are unrelated to current period operating performance, and by eliminating the current period impact of changes to the Company’s estimates of prior period medical cost reserves.

Run Rate Adjustments

During the first quarter of 2003, the Company recorded a pre-tax charge of $45 million for the final settlement of its 1997 securities class action litigation. This charge, which is included on a separate line on the accompanying income statement, reduced net earnings by $27 million, or $0.32 per diluted common share.

During the first quarters of 2003 and 2002, the Company had favorable net prior period reserve adjustments (“PPRAs”) of medical costs of approximately $7.1 million and $5.1 million, respectively. These PPRAs had the effect of increasing reported net earnings by $4.2 million in 2003 and $3.0 million in 2002, or $0.05 per diluted common share in 2003 and $0.03 per diluted common share in 2002.

Excluding the impact of these items, run rate net earnings increased $27.2 million, or 40%, to $95.7 million for the first quarter of 2003 compared to run rate earnings of $68.4 million for the first quarter of 2002. Run rate earnings per diluted common share increased $0.38 per share, or 51%, to $1.13 per share compared to $0.75 per share for the first quarter of 2002.

Exhibit 2

OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES

Changes in Medical Costs Payable

For the Three Months Ended March 31, 2003 and 2002

($ In millions)

(Unaudited)

		Amounts Relating to Claims Incurred During
Three Months Ended March 31, 2003	Total	2003	2002 and Prior
Balance as of December 31, 2002	$618.6	$—	$618.6
Components of health care services expense:
Estimated costs incurred	1,041.2	1,041.2	—
Estimate changes (1)	(7.1)	—	(7.1)

Health care services expense	1,034.1	1,041.2	(7.1)
Payments for health care services	(977.8)	(506.3)	(471.5)

Balance as of March 31, 2003	$674.9	$534.9	$140.0

		Amounts Relating to Claims Incurred During
Three Months Ended March 31, 2002	Total	2002	2001 and Prior
Balance as of December 31, 2001	$595.1	$—	$595.1
Medical payables acquired	25.7	—	25.7
Components of health care services expense:
Estimated costs incurred	919.5	919.5	—
Estimate changes	(5.1)	—	(5.1)

Health care services expense	914.4	919.5	(5.1)
Payments for health care services	(904.1)	(476.7)	(427.4)

Balance as of March 31, 2002	$631.1	$442.8	$188.3

Changes in Medical Costs Payable

During the first quarter of 2003, the Company incurred estimated health care services expenses of $1.04 billion compared to $919.5 million in the first quarter of 2002, an increase of $122 million quarter over quarter. During the first quarter of 2003, the Company paid approximately 48.6% of its estimated incurred claims versus 51.8% in the first quarter of 2002. The reduction in the percentage of current year claims paid is a result of more effective working capital management together with overall higher levels of IBNR reserves. The Company’s reserving methodologies for the current quarter are consistent with prior periods.

During the first quarter of 2003, net favorable PPRAs were $7.1 million compared to $5.1 million favorable in the first quarter of 2002. As the Company’s claims processing continues to improve and the tail of its incurred claims is shortened, the amount of ending reserve related to prior year periods continues to decline. As of March 31, 2003, approximately 20.7% of total medical costs payable were for prior years compared to approximately 29.8% as of March 31, 2002.

Exhibit 3

OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES

COMPONENTS OF MEDICAL COSTS PAYABLE

As of March 31, 2003 and 2002 and December 31, 2002

($ In millions)

(Unaudited)

		Amounts Relating to Claims Incurred During
As of March 31, 2003	Total	2003	2002 and Prior

IBNR and medical claims reserves	$609.7	$505.2	$104.5
Pharmacy PBM payable	25.5	25.5	—
Stabilization and stop-loss pools, BDCC and GME reserves, net	19.3	4.2	15.1
Other reserves	20.4	—	20.4

Medical Costs Payable Balance	$674.9	$534.9	$140.0

		Amounts Relating to Claims Incurred During
As of March 31, 2002	Total	2002	2001 and Prior

IBNR and medical claims reserves	$535.5	$394.2	$141.3
Pharmacy PBM payable	20.9	20.9	—
Stabilization and stop-loss pools, BDCC and GME reserves, net	45.3	16.4	28.9
Other reserves	29.4	11.3	18.1

Medical Costs Payable Balance	$631.1	$442.8	$188.3

		Amounts Relating to Claims Incurred During
As of December 31, 2002	Total	2002	2001 and Prior

IBNR and medical claims reserves	$555.7	$521.8	$33.9
Pharmacy PBM payable	26.7	26.7	—
Stabilization and stop-loss pools, BDCC and GME reserves, net	13.9	8.5	5.4
Other reserves	22.3	—	22.3

Medical Costs Payable Balance	$618.6	$557.0	$61.6

Definitions

IBNR and medical claims reserves:  Estimates of liabilities for incurred but unreported medical claims including in-house inventories, adjudicated but not yet paid claims, net liabilities under risk sharing arrangements and reserves for previously denied claims.

Pharmacy PBM payable:  Bi-weekly amounts due to the Company’s pharmacy benefit manager based on submission of pharmacy claims.

Stabilization and stop-loss pools, BDCC and GME reserves, net:  Estimated net liabilities related to various state programs including New York market stabilization and stop-loss pools, bad debt and charity care and graduate medical education surcharges.

Other reserves:  Estimated liabilities for certain former medical contracts that are in various stages of resolution.

Components of Medical Costs Payable

During the first quarter of 2003, medical costs payable increased $56.3 million over the balance at December 31, 2002, and $43.8 million over the balance at March 31, 2002. IBNR and medical claims reserves represented 90.3% of total medical costs payable at March 31, 2003, compared to 84.9% at March 31, 2002. The percentage of IBNR and medical claims reserves related to claims incurred in prior years was 17.1% at March 31, 2003, compared to 26.4% at March 31, 2002. This improved aging of claims reserves is a result of the Company’s improved and accelerated claims adjudication and the shortening of incurred claims tails through electronic initiatives. This increased visibility has contributed to the Company’s ability to estimate its claims reserves in a relatively narrow and predictable range, as evidenced by the consistent and modest level of PPRAs in the quarters as displayed on Exhibit 1. Total days medical costs payable at March 31, 2003 were 60 days, representing an increase of two days during the quarter.

Exhibit 4

OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES

SELECTED FINANCIAL STATISTICS

($ in Thousands, except PMPM data)

(Unaudited)

	2003	2002					2001
	(1Q)	Full Year	(4Q)	(3Q)	(2Q)	(1Q)	Full Year

Commercial Premium Revenues	$1,155.1	$4,265.8	$1,115.2	$1,094.4	$1,055.1	$1,001.1	$3,653.1
Medicare Premium Revenues	155.4	585.2	147.4	147.3	147.5	143.0	659.3

Total Premium Revenues	$1,310.5	$4,851.0	$1,262.6	$1,241.7	$1,202.6	$1,144.1	$4,312.4

Commercial Medical Costs	$903.5	$3,374.9	$893.2	$828.2	$855.3	$798.2	$2,865.6
Medicare Medical Costs	130.6	473.9	119.9	116.3	121.5	116.2	535.7

Total Health Care Services Expense	$1,034.1	$3,848.8	$1,013.1	$944.5	$976.8	$914.4	$3,401.3

Commercial PMPM Revenue	$262.36	$244.11	$250.80	$246.85	$240.96	$237.42	$222.74
Medicare PMPM Revenue	$733.53	$710.36	$702.50	$706.47	$719.78	$713.01	$658.21

Commercial PMPM Medical Costs	$205.21	$193.13	$200.89	$186.79	$195.34	$189.30	$174.73
Medicare PMPM Medical Costs	$616.66	$575.26	$571.32	$558.28	$592.58	$579.32	$534.84

Commercial Medical Loss Ratio	78.2%	79.1%	80.1%	75.7%	81.1%	79.7%	78.4%
Medicare Medical Loss Ratio	84.1%	81.0%	81.3%	79.0%	82.3%	81.2%	81.2%

Total Medical Loss Ratio	78.9%	79.3%	80.2%	76.1%	81.2%	79.9%	78.9%

MG&A Expenses (1)	$142.3	$575.4	$157.7	$135.5	$152.0	$130.2	$489.1
Administrative Loss Ratio (ALR) (1)	10.8%	11.8%	12.5%	10.9%	12.6%	11.3%	11.3%
ALR Run Rate (2)	10.8%	11.1%	10.9%	10.9%	11.3%	11.3%	11.1%

1.	Excludes net litigation settlement charges of $151.3 million in third quarter of 2002 and $45 million in first quarter of 2003.
2.	Run Rate ALR excludes all charges related to the securities class action litigation settlement and defense costs in the first quarter of 2003 ($45 million), the third quarter of 2002 ($151.3 million) and fourth quarter of 2002 ($20 million) and the termination charge for the CSC contract ($15.5 million) in the second quarter of 2002.

Selected Trends and Operating Statistics

Commercial premium revenues increased $154 million over the first quarter of 2002. Commercial premium yields, net of product mix and benefit changes, increased approximately 10.5% over the first quarter of 2002. Medicare premiums increased $12.4 million as a result of increased membership, the mix of membership and increased reimbursement rates.

Commercial medical costs increased $105.3 million over the first quarter of 2002. Net commercial PMPM medical costs increased 8.4% compared to the first quarter of 2002. The net PMPM increase in medical costs in the first quarter of 2003 was favorably impacted by: (1) the Company’s healthcare cost initiatives, (2) PPRAs (which are not included in the Company’s projections), (3) lower than projected trends in certain service categories and (4) adverse weather in the Company’s markets. The components of the increase in net commercial medical trends were just over ten percent for inpatient, middle single digits for professional and in the mid-teens for outpatient and pharmacy for the first quarter of 2003 compared to the first quarter of 2002.

Exhibit 5

OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES

MEMBERSHIP DATA

(in Thousands)

(Unaudited)

Total Membership	2003	2002				2001
	1 Q	4 Q	3 Q	2 Q	1 Q	4 Q

POS, PPO and Other Plans	1,276.8	1,252.9	1,249.8	1,236.0	1,204.9	1,154.1
HMO	204.0	226.6	229.0	233.6	236.7	218.2

Total Fully Insured Commercial Membership	1,480.8	1,479.5	1,478.8	1,469.6	1,441.6	1,372.3
Medicare	70.7	70.1	69.6	68.9	67.5	77.8
Third-party Administration	41.1	51.9	62.7	63.3	65.4	60.0

Total Membership	1,592.6	1,601.5	1,611.1	1,601.8	1,574.5	1,510.1

Fully Insured Commercial Growth	1.3	0.7	9.2	28.0	69.3	5.7
Fully Insured Commercial Growth %	0.1%	0.0%	0.6%	1.9%	5.0%	0.4%

Membership

Fully insured commercial membership at the end of the first quarter of 2003 was approximately 39,200 members higher than at the end of the first quarter of 2002 and approximately 1,300 members over year-end 2002. Fully insured commercial membership for Oxford increased approximately 14,300 members in the first quarter, while MedSpan membership declined by approximately 13,000 members as the Company continued to rationalize the pricing of the business acquired late in the first quarter of 2002.